                                 AMENDMENT NO. 7

                             PARTICIPATION AGREEMENT

The Participation Agreement (the "Agreement"), dated December 18, 1996, by and among AIM Variable Insurance Funds, a Delaware trust; A I M Distributors, Inc., a Delaware corporation, and Merrill Lynch Life Insurance Company ("MLLIC"), an Arkansas life insurance company, is hereby amended as follows:

Section 2.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

          2.3 APPLICABLE PRICE

          (a) Share purchase payments and redemption orders that result from purchase payments, premium payments, surrenders and other transactions under Contracts (collectively, "Contract transactions") and that MLLIC receives prior to the close of regular trading on the New York Stock Exchange (or such other time set by the Board for purposes of determining the current net asset value of a Fund in accordance with Rule 22c-1 under the 1940 Act) on a Business Day will be executed at the net asset values of the appropriate Funds next computed after receipt by AVIF or its designated agent of the orders. For purposes of this Section 2.3(a), MLLIC shall be the designated agent of AVIF for receipt of orders relating to Contract transactions, , in accordance with Section 22(c) and Rule 22c-1 under the 1940 Act, on each Business Day and receipt by such designated agent shall constitute receipt by AVIF; provided that AVIF receives notice of such orders by 9:00 a.m. Central Time on the next following Business Day or such later time as computed in accordance with Section 2.1(b) hereof. In connection with this Section 2.3(a), MLLIC represents and warrants that it will not submit any order for Shares or engage in any practice, nor will it allow or suffer any person acting on its behalf to submit any order for Shares or engage in any practice, that would violate or cause a violation of applicable law or regulation including, without limitation Section 22 of the 1940 Act and the rules thereunder.

          (b) All other Share purchases and redemptions by MLLIC will be effected at the net asset values of the appropriate Funds next computed after receipt by AVIF or its designated agent of the order therefor, and such orders will be irrevocable.

          (c) Without limiting the scope or effect of Section 1.1 hereof, pursuant to which the Board may reject a Share purchase order by or on behalf of MLLIC under the circumstances described therein, MLLIC agree to cooperate with the Fund and AIM to prevent any person exercising, or purporting to exercise, rights or privileges under one or more Contracts (including, but not limited to Contract owners, annuitants, insureds or participants, as the case may be (collectively, "Participants")) from engaging in any trading practices in any Fund that the Board or AIM determines, in good faith and in their sole discretion, to be detrimental or


                                                                               1

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     potentially detrimental to the other shareholders of the Fund, or to be in contravention of any applicable law or regulation including, without limitation, Section 22 of the 1940 Act and the rules thereunder. Such cooperation may include, but shall not be limited to, identifying the person or persons engaging in such trading practices, facilitating the imposition of any applicable redemption fee on such person or persons, limiting the telephonic or electronic trading privileges of such person or persons, and taking such other remedial steps, all to the extent permitted or required by applicable law.

Section 6.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

          6.3 FUNDS TO REMAIN AVAILABLE

          Notwithstanding any termination of this Agreement by MLLIC, AVIF will, at the option of MLLIC, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"), unless AIM or the Board determines that doing so would not serve the best interests of the shareholders of the affected Funds or would be inconsistent with applicable law or regulation. Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund (as in effect on such date), redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 6.3 will not apply to any (i) terminations under Section 5 and the effect of such terminations will be governed by Section 5 of this Agreement or (ii) any rejected purchase and/or redemption order as described in Section 2.3(c) hereof.

Section 19 is hereby added to the Agreement:

                            SECTION 19. FORCE MAJEURE

          Each Party shall be excused from the performance of any of its obligations to the other where such nonperformance is occasioned by any event beyond its control which shall include, without limitation, any applicable order, rule or regulation of any federal, state or local body, agency or instrumentality with jurisdiction, work stoppage, accident, natural disaster, war, acts of terrorism or civil disorder, provided that the Party so excused shall use all reasonable efforts to minimize its nonperformance and overcome, remedy, cure or remove such event as soon as is reasonably practicable, and such performance shall be excused only for so long as, in any given case, the force or circumstances making performance impossible shall exist.


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Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:

                                   SCHEDULE A

FUNDS AVAILABLE UNDER THE CONTRACTS

-    AIM V.I. Basic Value Fund
-    AIM V.I. Capital Appreciation Fund
- AIM V.I. International Growth Fund (formerly known as AIM V.I. International Equity Fund)
-    AIM V.I. Mid Cap Core Equity Fund
-    AIM V.I. Premier Equity Fund (formerly known as AIM V.I. Value Fund)

SEPARATE ACCOUNTS UTILIZING THE FUNDS

-    Merrill Lynch Life Variable Annuity - Separate Account A
-    Merrill Lynch Variable Life - Separate Account
-    Merrill Lynch Life Variable Life - Separate Account II

CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS

-    Merrill Lynch Retirement Plus
-    Merrill Lynch Investor Life
-    Merrill Lynch Investor Life Plus
-    Merrill Lynch Estate Investor I
-    Merrill Lynch Estate Investor II
-    Prime Plans I, II, III, IV, V, VI, 7
-    Prime Plan Investor
-    Directed Life, Directed Life 2
-    Merrill Lynch Retirement Power
-    Merrill Lynch Legacy Power
-    Merrill Lynch Retirement Optimizer


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

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective date: March 1, 2005


                                        AIM VARIABLE INSURANCE FUNDS


Attest: /s/ Jim Coppedge                By: /s/ Robert H. Graham
        -----------------------------       -----------------------------------
Name:   Jim A. Coppedge                 Name:   Robert H. Graham
      -------------------------------         ---------------------------------
Title:  Assistant Secretary             Title:  President
       ------------------------------          --------------------------------


                                        A I M DISTRIBUTORS, INC.


Attest: /s/ Jim Coppedge                By: /s/ Gene L. Needles
        -----------------------------       -----------------------------------
Name:   Jim A. Coppedge                 Name:   Gene L. Needles
      -------------------------------         ---------------------------------
Title:  Assistant Secretary             Title:  President
       ------------------------------          --------------------------------


                                        MERRILL LYNCH LIFE INSURANCE COMPANY


Attest: /s/ Denise A. Marshall          By: /s/ Edward W. Diffin
        -----------------------------       ------------------------------------
Name:   Denise A. Marshall              Name:   Edward W. Diffin, Jr.
      -------------------------------         ----------------------------------
Title:  Asst VP & Sr. Paralegal         Title:  Director & Senior Counsel
       ------------------------------          ---------------------------------


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